Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Tribune Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  We also consent to the reference to us under (i) the heading “Experts” in this Registration Statement and (ii) the heading “Selected Financial Data” in the above-referenced Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 28, 2005